De Meo, Young, McGrath
A Professional Services Company

SUITE 517	SUITE 411
2400 EAST COMMERCIAL BOULEVARD	2424 NORTH FEDERAL HIGHWAY
FORT LAUDERDALE, FLORIDA 33308	BOCA RATON, FLORIDA 33431
(954) 351-9800	(561) 447-9800
FAX (954) 938-8683	FAX (561) 391-8856
dym@dymco.net	boca@dymco.net
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Anthony De Meo, CPA*, ABV,PFS	Michael I. Bloom, CPA
Robert E. McGrath, CPA	David B. Price, CPA
Roberta N. Young, CPA	—————————
*regulated by the State of Florida

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement of FMG Acquisition Corp. on Form S-4/A (Registration No. 333- 150327 ) of our report dated May 1, 2008, in the audited financial statements in the consolidated financial statements of United Insurance Holdings, LC and Subsidiaries, for the year ended December 31, 2007 and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/S/ De Meo Young, McGrath

Fort Lauderdale, Florida
June 13, 2008